Exhibit 10.12

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of January 17, 2023 (the “Effective Date”) by and between Cyteir Therapeutics, Inc. (the “Company”) and David Gaiero (the “Executive”), and effective as of the Effective Date (as defined below).

WHEREAS, the Executive possesses certain experience and expertise that qualifies him to provide the direction and leadership required by the Company; and

WHEREAS, the Company desires to employ the Executive as Chief Financial Officer of the Company, and the Executive wishes to be employed by the Company, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the Company and the Executive agree as follows:

1.
Position and Duties.
(a)
Effective as of the Effective Date, the Executive will be employed with the Company, on a full-time basis, as its Chief Financial Officer. In addition, the Executive will serve from time to time if requested as a director or officer of one or more of the Company’s Affiliates, without further compensation.
(b)
The Executive agrees to perform the duties of his position and such other duties as may reasonably be assigned to the Executive from time to time. The Executive also agrees that, while employed by the Company, he will devote his full business time and his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business interests of the Company and its Affiliates and to the discharge of his duties and responsibilities for them.
(c)
The Executive agrees that, while employed by the Company, he will comply with all Company policies, practices and procedures and all codes of ethics or business conduct applicable to his position, as in effect from time to time.
2.
Compensation and Benefits. During the Executive’s employment hereunder, as compensation for all services performed by the Executive for the Company and its Affiliates, the Company will provide the Executive the following compensation and benefits:
(a)
Base Salary. The Company will pay the Executive a base salary at the rate of $425,000 per year, payable in accordance with the regular payroll practices of the Company and subject to adjustment from time to time by the Company in its discretion (as adjusted, from time to time, the “Base Salary”).
(b)
Bonus Compensation. For each fiscal year completed during the Executive’s employment under this Agreement, the Executive will be eligible to earn an annual bonus (each, an “Annual Bonus”). The Executive’s target bonus will be forty percent (40%) of the Base Salary (as adjusted, from time to time, the “Target Bonus”), with the actual amount of any such Annual Bonus to be determined by the Board of Directors of the Company (the “Board”) or the

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Compensation Committee of the Board (the “Compensation Committee”) in its discretion, based on the Executive’s performance and the Company’s performance against goals established by the Board or the Compensation Committee. In order to receive any Annual Bonus hereunder, the Executive must be employed through the date that such Annual Bonus is paid.
(c)
Equity Awards. The Executive will be eligible to participate in any plan or program under which the Company provides equity-based awards, with any grants under such plans or programs to be determined in the sole discretion of the Board or the Compensation Committee, as applicable.
(d)
Participation in Employee Benefit Plans. The Executive will be eligible to participate in all employee benefit plans from time to time in effect for employees of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided to the Executive under this Agreement (e.g., a severance pay plan). The Executive’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies, as the same may be in effect from time to time, and any other restrictions or limitations imposed by law.
(e)
Vacations. The Executive will be entitled to earn up to three (3) weeks of vacation per year, in addition to holidays observed by and other paid time off provided by the Company. Vacation may be taken at such times and intervals as the Executive shall determine, subject to the business needs of the Company. Vacation shall otherwise be subject to the policies of the Company, as in effect from time to time.
(f)
Business Expenses. The Company will pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of his duties and responsibilities for the Company, subject to any maximum annual limit and other restrictions on such expenses set by the Company and to such reasonable substantiation and documentation as may be specified by the Company from time to time. The Executive’s right to payment or reimbursement hereunder shall be subject to the following additional rules: (i) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year, (ii) payment or reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense or payment was incurred and (iii) the right to payment or reimbursement shall not be subject to liquidation or exchange for any other benefit.
3.
Confidential Information and Restricted Activities. The Executive acknowledges the importance to the Company and its Affiliates of protecting their confidential information and other legitimate business interests, including without limitation the valuable trade secrets and good will that it or they have developed or acquired. Therefore, in consideration of the Executive’s employment with the Company, including the compensation to be paid to him and his being granted access to the good will, Confidential Information (as defined below), trade secrets and other legitimate interests of the Company and its Affiliates, and in consideration of his receipt of the Option, the Executive agrees as follows:
(a)
Confidential Information. During the course of the Executive’s employment with the Company, the Executive will learn of Confidential Information and will develop

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Confidential Information on behalf of the Company and its Affiliates. The Executive agrees that he will not use or disclose to any Person (except as required by applicable law or for the proper performance of his regular duties and responsibilities for the Company) any Confidential Information obtained by the Executive incident to his employment or any other association with the Company or any of its Affiliates. The Executive agrees that this restriction will continue to apply after his employment terminates, regardless of the reason for such termination. For the avoidance of doubt, (i) nothing contained in this Agreement limits, restricts or in any other way affects the Executive’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity and (ii) the Executive will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (y) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (z) in a complaint or other document filed under seal in a lawsuit or other proceeding; provided, however, that notwithstanding this immunity from liability, the Executive may be held liable if he unlawfully accesses trade secrets by unauthorized means.
(b)
Protection of Documents. All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company or any of its Affiliates, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company. The Executive agrees to safeguard all Documents and to surrender to the Company, at the time his employment terminates or at such earlier time or times as the Board or its designee may specify, all Documents then in his possession or control. The Executive also agrees to disclose to the Company, at the time his employment terminates or at such earlier time or times as the Board or its designee may specify, all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, any information which the Executive has password-protected on any computer equipment, network or system of the Company or any of its Affiliates.
(c)
Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) his full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company (or as otherwise directed by the Company) and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company or any of its Affiliates for time spent in complying with these obligations. All copyrightable works that the Executive creates during his employment shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.
(d)
Restricted Activities. The Executive agrees that the following restrictions on his activities during his employment are necessary to protect the goodwill, Confidential Information, trade secrets and other legitimate interests of the Company and its Affiliates:

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(i)
While the Executive is employed by the Company and during the twelve (12)-month period immediately following termination of his employment, other than a termination due to layoff or termination by the Company without Cause (in the aggregate, the “Non-Compete Period”), the Executive will not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Affiliates in any geographic area in which the Company or any of its Affiliates does business or is actively planning to do business during the Executive’s employment or, with respect to the portion of the Non-Compete Period that follows the termination of the Executive’s employment, at the time of such termination, in any geographic area in which the Executive, during the last two (2) years of the Executive’s employment with the Company, provided services or had a material presence or influence (the “Restricted Area”) or undertake any planning for any business competitive with the Company or any of its Affiliates in the Restricted Area, in each case involving any of the services that the Executive provided to the Company at any time during the Executive’s employment with the Company or, with respect to the portion of the Non-Compete Period that follows the termination of the his employment, during the last two (2) years of the Executive’s employment with the Company.
(ii)
While the Executive is employed by the Company and during the twelve (12)-month period immediately following termination of the Executive’s employment for any reason (in the aggregate, the “Non-Solicit Period”), the Executive will not, directly or indirectly, (a) solicit or encourage any customer, vendor, supplier or other business partner of the Company or any of its Affiliates to terminate or diminish his, her or its relationship with any of them or (b) seek to persuade any such customer, vendor, supplier or other business partner, or any prospective customer, vendor, supplier, or other business partner of the Company or any of its Affiliates, to conduct with anyone else any business or activity which such business partner or prospective business partner conducts or could conduct with the Company or any of its Affiliates; provided, however, that these restrictions shall apply (y) only with respect to those Persons who are or have been a business partner of the Company or any of its Affiliates at any time within the twenty-four (24)-month period immediately preceding the activity restricted by this Section 3(d)(ii) or whose business has been solicited on behalf of the Company or any of its Affiliates by any of their officers, employees or agents within such twenty-four (24)-month period, other than by form letter, blanket mailing or published advertisement, and (z) only if the Executive has performed work for such Person during his employment with the Company or any of its Affiliates or been introduced to, or otherwise had contact with, such Person as a result of his employment or other associations with the Company or one of its Affiliates or has had access to Confidential Information which would assist in his solicitation of such Person.
(iii)
During the Non-Solicit Period, the Executive will not, directly or indirectly, (a) hire or engage, or solicit for hiring or engagement, any employee of the Company or any of its Affiliates or seek to persuade any such employee to discontinue employment or (b) solicit or encourage any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish his, her or its relationship with any of them. For the purposes of this Section 3(d)(iii), an “employee” or an “independent contractor” of the Company or any of its Affiliates is any Person who was such at any time during the twenty-four (24)-month period immediately preceding the activity restricted by this Section 3(d)(iii).

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(e)
Subject to Section 3(a)(i), while the Executive is employed by the Company and at all times following termination of his employment, regardless of the reason therefor, the Executive will not disparage or criticize the Company, its Affiliates, their business, their management or their products or services, and will not otherwise do or say anything that could disrupt the good morale of employees of the Company or any of its Affiliates or harm the interests or reputation of the Company or any of its Affiliates. The Company agrees to (A) instruct its directors and executive officers, and the directors and executive officers of its Affiliates, not to, whether in writing or orally, disparage the Executive and (B) not to disparage the Executive in authorized corporate communications to third parties; provided that nothing herein shall or shall be construed or interpreted to prevent or impair the Company or its Affiliates or their respective directors and executive officers from (x) making public comments, such as in media interviews, which include good faith, candid discussions or acknowledgments regarding the Company’s or any of its Affiliates’ performance or business, or (y) discussing the Executive in connection with performance evaluations, including impromptu evaluations and feedback and good faith criticism. Notwithstanding the foregoing, nothing herein shall prevent the Executive from testifying truthfully in any legal or administrative proceeding where such testimony is compelled or requested, or from otherwise complying with applicable legal requirements.
(f)
In signing this Agreement, the Executive gives the Company assurance that the Executive has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on the Executive under this Section 3. The Executive agrees without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Executive further agrees that, were the Executive to breach any of the covenants contained in this Section 3, the damage to the Company and its Affiliates would be irreparable. The Executive therefore agrees that the Company, in addition and not in the alternative to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any such covenants, without having to post bond, together with an award of its reasonable attorneys’ fees incurred in enforcing its rights hereunder. The Executive further agrees that the Non-Solicit Period shall be tolled, and shall not run, during the period of any breach by the Executive of any of the covenants contained in this Section 3. If the Executive violates any fiduciary duty to the Company or unlawfully takes any confidential or proprietary information or other property belonging to the Company, the Non-Compete Period will extend by the time during which he engages in such violation(s), for up to a total of two (2) years following the termination of his employment. The Executive and the Company further agree that, in the event that any provision of this Section 3 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. It is also agreed that each of the Company’s Affiliates shall have the right to enforce all of the Executive’s obligations to that Affiliate under this Agreement, including without limitation pursuant to this Section 3. No claimed breach of this Agreement or other violation of law attributed to the Company or any of its Affiliates, or change in the nature or scope of the Executive’s employment or other relationship with the Company or any of its Affiliates, shall operate to excuse the Executive from the performance of his obligations under this Section 3.

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4.
Termination of Employment. The Executive’s employment under this Agreement shall continue until terminated pursuant to this Section 4.
(a)
By the Company For Cause. The Company may terminate the Executive’s employment for Cause upon notice to the Executive setting forth in reasonable detail the nature of the Cause. For purposes of this Agreement, “Cause” shall mean that the Executive has, as determined by the Board in its sole discretion, (i) breached any fiduciary duty; (ii) materially breached any legal or contractual obligation to the Company or any of its Affiliates; (iii) engaged in fraud, embezzlement, acts of dishonesty or a conflict of interest relating to the affairs of the Company or any of its Affiliates; (iv) been charged with, convicted of or plead nolo contendere to any felony or to any criminal charge involving moral turpitude or that could reasonably be expected to have a material adverse effect on the business or affairs of the Company or any of its Affiliates; (v) failed to comply with any material Company rule, policy or procedure; (vi) habitually used alcohol or drugs in a way that interferes with the Executive’s performance of the Executive’s duties; (vii) committed any action that could reasonably be expected to cause the Company or any of its Affiliates public disgrace, disrepute or substantial economic harm; (viii) entered into a consent decree with respect to a governmental authority that could reasonably be expected to have a material adverse effect on the business or affairs of the Company or any of its Affiliates; or (ix) exhibited persistent unsatisfactory performance or neglect of his job duties, provided that the Executive is first given thirty (30) days’ written notice to cure such unsatisfactory performance or neglect. In addition, solely for purposes of Section 3(d)(i) of this Agreement and in addition to the foregoing, Cause shall also include (x) the Board’s good faith determination that it has a reasonable basis for dissatisfaction with the Executive’s employment for reasons such as lack of capacity or diligence, failure to conform to usual standards of conduct, or other culpable or inappropriate behavior or (xi) other grounds for discharge that are reasonably related, in the Board’s good faith judgment, to the needs of the business of the Company or any of its Affiliates.
(b)
By the Company Without Cause. The Company may terminate the Executive’s employment at any time other than for Cause upon notice to the Executive.
(c)
By the Executive for Good Reason. The Executive may terminate his employment for Good Reason, provided that (i) the Executive provides written notice to the Company, setting forth in reasonable detail the nature of the condition giving rise to Good Reason, within thirty (30) days of the initial existence of such condition, (ii) the condition remains uncured by the Company for a period of thirty (30) days following such notice and (iii) the Executive terminates his employment, if at all, not later than thirty (30) days after the expiration of such cure period. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without the Executive’s consent: (A) a material breach of this Agreement by the Company; (B) a material reduction in the Executive’s duties and responsibilities, taken as a whole; (C) a material reduction of the Executive’s Base Salary or Target Bonus other than as part of a similar reduction for substantially all employees or substantially all senior officers; (D) the Executive no longer reports to the Chief Executive Officer of the Company or, if there is no Chief Executive Officer, the most senior executive of the Company or the Board (in either case, other than a change in reporting in connection with a Change of Control or in connection with any merger, acquisition or similar transaction pursuant to which the Company becomes part of a broader organization); or (E) the Company’s relocation of the Executive’s primary place of work by more than fifty (50) miles, provided such relocation also materially increases the Executive’s

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commuting distance and provided that no relocation will constitute Good Reason if the Executive is allowed to provide services remotely (e.g., through telecommuting) at the time of the relocation.
(d)
By the Executive Without Good Reason. The Executive may terminate his employment without Good Reason at any time upon thirty (30) days’ notice to the Company. The Board may elect to waive such notice period or any portion thereof.
(e)
Death and Disability. The Executive’s employment hereunder shall automatically terminate in the event of the Executive’s death during employment. The Company may terminate the Executive’s employment, upon notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder (notwithstanding the provision of any reasonable accommodation) for a period of ninety (90) days during any period of three hundred sixty-five (365) consecutive days. If any question shall arise as to whether the Executive is disabled to the extent that he is unable to perform substantially all of his duties and responsibilities for the Company and its Affiliates, the Executive shall, at the Company’s request, submit to a medical examination by a physician selected by the Company to whom the Executive or the Executive’s guardian, if any, has no reasonable objection to determine whether the Executive is so disabled, and such determination shall for purposes of this Agreement be conclusive of the issue. If such a question arises and the Executive fails to submit to the requested medical examination, the Company’s good faith, reasonable determination of the issue shall be binding on the Executive.
5.
Other Matters Related to Termination.
(a)
Final Compensation. In the event of termination of the Executive’s employment with the Company, howsoever occurring, the Company shall pay the Executive (i) the Base Salary for the final payroll period of his employment through the date his employment terminates; (ii) compensation at the rate of the Base Salary for any vacation time earned but not used as of the date his employment terminates; and (iii) reimbursement, in accordance with Section 2(f) hereof, for business expenses incurred by the Executive but not yet paid to the Executive as of the date his employment terminates, provided that the Executive submits all expenses and supporting documentation required within sixty (60) days of the date his employment terminates, and provided further that such expenses are reimbursable under Company policies then in effect (all of the foregoing, “Final Compensation”). Except as otherwise provided in Section 5(a)(iii), Final Compensation will be paid to the Executive within thirty (30) days following the date of termination or such shorter period required by law.
(b)
Severance Payments. In the event of any termination of the Executive’s employment pursuant to Section 4(b) or 4(c) (and, for the avoidance of doubt, under circumstances which the Board in its sole discretion has determined would not constitute Cause under any of clauses (i) through (ix) of Section 4(a)), and subject to completion of and continuing compliance with the conditions set forth in Section 5(c), the Company will pay the Executive, in addition to Final Compensation, (i) the Base Salary for a period of nine (9) months following the date of termination, payable in the form of salary continuation, and (ii) provided that the Executive timely elects to continue his coverage and that of any eligible dependents in the Company’s group health plans under the federal law known as “COBRA” or similar state law, a monthly amount equal to

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the monthly health premiums for such coverage paid by the Company on behalf of the Executive and any eligible dependents immediately prior to the date that the Executive’s employment terminates until the earliest of (x) the date that is nine (9) months following the date that the Executive’s employment terminates, (y) the date that the Executive and the Executive’s eligible dependents cease to be eligible for such COBRA coverage under applicable law or plan terms and (z) the date on which the Executive obtains health coverage from another employer. Notwithstanding the foregoing, in the event that the Company’s payment of the amounts described under subsection (ii) would subject the Company to any tax or penalty under the Patient Protection and Affordable Care Act (as amended from time to time, the “ACA”), or Section 105(h) of the Internal Revenue Code of 1986, as amended (“Section 105(h)”), or applicable regulations or guidance issued under the ACA or Section 105(h), the Executive and the Company agree to work together in good faith, consistent with the requirements for compliance with or exemption from Section 409A, to restructure such benefit.
(c)
Conditions To And Timing Of Severance Payments and Benefits. Any obligation of the Company to provide the Executive the payments and benefits set forth in subsection (b) above or subsection (d) below (other than the Final Compensation) is conditioned on his signing and returning, without revoking, to the Company a timely and effective separation agreement containing a general release of claims, restrictive covenants substantially similar to those contained in Section 3 of this Agreement and other customary terms in the form provided to the Executive by the Company at the time that the Executive’s employment terminates (the “Separation Agreement”). The Separation Agreement must become effective, if at all, by the sixtieth (60th) calendar day following the date the Executive’s employment terminates. Any amounts to which the Executive is entitled pursuant to subsection (b)(i) or (ii) above or subsection (d)(i) or (ii) below will be payable in accordance with the normal payroll practices of the Company. The first such payment will be made on the Company’s next regular payday following the expiration of sixty (60) calendar days from the date that the Executive’s employment terminates, but will be retroactive to the day following such date of termination.
(d)
Termination after Change in Control.
(i)
In the event of any termination of the Executive’s employment pursuant to Section 4(b) or 4(c) (and, for the avoidance of doubt, under circumstances which the Board in its sole discretion has determined would not constitute Cause under any of clauses (i) through (ix) of Section 4(a)) occurring on or within twelve (12) months after a Change in Control (as defined below), and subject to completion of and continuing compliance with the conditions set forth in Section 5(c), in lieu of the payments and benefits set forth in subsection (b) above, (i) the Company shall pay the Executive an amount equal to the sum of (x) the Base Salary and (y) the Target Bonus, payable in the form of salary continuation for twelve (12) months following the date that the Executive’s employment terminates and (ii) provided that the Executive timely elects to continue his coverage and that of any eligible dependents in the Company’s group health plans under the federal law known as “COBRA” or similar state law, a monthly amount equal to the monthly health premiums for such coverage paid by the Company on behalf of the Executive and any eligible dependents immediately prior to the date that the Executive’s employment terminates until the earlier of (x) the date that is twelve (12) months following the date that the Executive’s employment terminates, (y) the date that the Executive and the Executive’s eligible dependents cease to be eligible for such COBRA coverage under applicable

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law or plan terms and (z) the date on which the Executive obtains health coverage from another employer.
(ii)
In the event of any termination of the Executive’s employment pursuant to Section 4(b) or 4(c) (and, for the avoidance of doubt, under circumstances which the Board in its sole discretion has determined would not constitute Cause under any of clauses (i) through (ix) of Section 4(a)) occurring at any time on or following a Change in Control, and subject to completion of and continuing compliance with the conditions set forth in Section 5(c), in addition to the payments and benefits provided in subsection (b) or (d)(i) above, as applicable, upon such termination of employment, the vesting and exercisability of all the Executive’s stock options and other equity-based awards that were outstanding as of the Change in Control will be accelerated in full (with any stock options and equity-based awards that are subject to performance-based vesting conditions vesting based on the greater of (x) the achievement of the applicable performance goals at target and (y) the actual level of achievement of the applicable performance goals, as determined by the Board or the Compensation Committee, in its respective sole discretion, in either case, determined as if any applicable service-based vesting requirement had been met).
(e)
Section 280G. If any payment or benefit that the Executive may receive, whether or not payable or provided under this Agreement (“Payment”), would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (A) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (B) the largest portion, up to and including the total amount, of the Payment, whichever of the amounts determined under (A) and (B), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: reduction of cash payments; reduction of employee benefits; and cancellation of accelerated vesting of outstanding equity awards. In the event that acceleration of vesting of outstanding equity awards is to be reduced, such acceleration of vesting shall be undertaken in the reverse order of the date of grant of the Executive’s outstanding equity awards. All calculations and determinations made pursuant this Section 5(e) will be made by an independent accounting or consulting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 5(e), the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G of the Code and Section 4999 of the Code. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.
(f)
Benefits Termination. Except for any right the Executive may have under the federal law known as “COBRA” or other applicable law to continue participation in the Company’s group health and dental plans at his cost, the Executive’s participation in all employee

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benefit plans shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of his employment, without regard to any continuation of the Base Salary or other payment to the Executive following termination of his employment, and the Executive shall not be eligible to earn vacation or other paid time off following the termination of his employment.
(g)
Survival. Provisions of this Agreement shall survive any termination of employment if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the Executive’s obligations under Section 3 of this Agreement. The obligation of the Company to make payments or provide benefits to the Executive under Sections 5(b) and 5(d), and the Executive’s right to retain the same, are expressly conditioned upon his continued full performance of his obligations under Section 3 of this Agreement. Upon termination by either the Executive or the Company, all rights, duties and obligations of the Executive and the Company to each other shall cease, except as otherwise expressly provided in this Agreement.
6.
Timing of Payments and Section 409A.
(a)
Notwithstanding anything to the contrary in this Agreement, if at the time the Executive’s employment terminates, the Executive is a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6)-month period or, if earlier, upon the Executive’s death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Code (“Section 409A”).
(b)
For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).
(c)
Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.
(d)
In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.
7.
Definitions. For purposes of this Agreement, the following definitions apply:

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“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

“Change of Control” shall mean (i) a sale of all or substantially all the assets of the Company; (ii) a merger into or consolidation of the Company with any other corporation, except any such merger or consolidation involving the Company or a subsidiary of the Company in which the holders of capital stock of the Company immediately prior to such a merger or consolidation continue to hold immediately following such merger or consolidation at least fifty percent (50%) by voting power of the capital stock of (A) the surviving or resulting corporation or (B) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (iii) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting stock is transferred, other than such a transaction completed primarily for equity financing purposes.

“Confidential Information” means any and all information of the Company and its Affiliates that is not generally available to the public. Confidential Information also includes any information received by the Company or any of its Affiliates from any Person with any understanding, express or implied, that it will not be disclosed. Confidential Information does not include information that enters the public domain, other than through the Executive’s breach of his obligations under this Agreement or any other agreement between the Executive and the Company or any of its Affiliates.

“Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive’s employment that relate either to the business of the Company or any of its Affiliates or to any prospective activity of the Company or any of its Affiliates or that result from any work performed by the Executive for the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates.

8.
Conflicting Agreements. The Executive hereby represents and warrants that his signing of this Agreement and the performance of his obligations under it will not breach or be in conflict with any other agreement to which the Executive is a party or is bound, and that the Executive is not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of his obligations under this Agreement. The Executive agrees that the Executive will not disclose to or use on behalf of the Company any confidential or proprietary information of a third party without that party’s consent.

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9.
Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company to the extent required by applicable law.
10.
Assignment. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, the Company may assign its rights and obligations under this Agreement without the Executive’s consent to one of its Affiliates or to any Person with whom the Company shall hereafter effect a reorganization, consolidate or merge, or to whom the Company shall hereafter transfer all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of their respective successors, executors, administrators, heirs and permitted assigns.
11.
Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
12.
Agreement to Arbitrate. Any and all disputes, controversies and/or claims between the Executive and the Company of any kind whatsoever (other than those involving Section 3 of this Agreement) shall be resolved through final and binding confidential arbitration administered by JAMS pursuant to its Employment Arbitration Rules & Procedures before a single arbitrator who is a retired judge. Notwithstanding this agreement to arbitrate, the Executive and the Company agree that either party may seek provision remedies such as a temporary restraining order or a preliminary injunction from a court of competent jurisdiction in aid of arbitration. This agreement to arbitrate shall include, without limitation, any and all disputes, controversies and/or claims against the Company or any of its Affiliates or the current or former partners, members, officers or employees of the Company or any of its Affiliates, whether arising under theories of liability or damages based on contract, tort or statute, to the fullest extent permitted by law. Such claims shall include, without limitation, claims for breach of contract or breach of the covenant of good faith and fair dealing, any claims of discrimination or other claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, ERISA and/or any applicable or equivalent state or local laws, claims for wrongful termination, including employment termination in violation of public policy, and claims for personal injury including, without limitation, defamation, fraud and infliction of emotional distress. This agreement to arbitrate also covers any issues relating to the interpretation, applicability or enforceability of this Section 12. The only claims not covered by this agreement to arbitrate are claims for benefits under workers’ compensation or unemployment insurance statutes and other claims that cannot be arbitrated as a matter of law. As a material part of this agreement to arbitrate claims, both the Executive and the Company expressly waive all rights to a jury trial in court on all statutory or other claims, including, without limitation, those identified in this Section 12. The Executive also acknowledges and agrees that no claims will be arbitrated on a class action or collective action basis. Any arbitration hereunder shall take place in Boston, Massachusetts. The Executive and the Company agree that any award of the arbitrator shall be final, conclusive and binding and that the Executive will not contest any action by any other party thereto in accordance

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with the award of the arbitrator. It is specifically understood and agreed that any party hereto may enforce any award rendered pursuant to the arbitration by bringing suit in any court of competent jurisdiction. All reasonable fees, costs and expenses (including reasonable attorneys’ fees, expenses and costs) incurred by the prevailing party in any arbitration will be borne by the other party. Any claim must be brought to arbitration within the statute of limitations for bringing such claim in court or before the appropriate administrative agency, as applicable.
13.
Miscellaneous. This Agreement sets forth the entire agreement between the Executive and the Company, and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by the Executive and an expressly authorized representative of the Board. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This is a Massachusetts contract and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction.
14.
Acknowledgment. The Executive acknowledges that he has been and is hereby advised of his right to consult an attorney before signing this Agreement, and he has carefully read this Agreement and understands and agrees to all of the provisions in this Agreement.
15.
Notices. Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of the Chairman of the Board, or to such other address as either party may specify by notice to the other actually received.

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Exhibit 10.12

IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE: /s/ David Gaiero David Gaiero	THE COMPANY: By: /s/ Markus Renschler Name: Markus Renschler, MD Title: President and CEO

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